News Release

For more information contact:

Media, please contact:

Chris Romoser, Iomega Corporation, (858) 314-7148, romoser@iomega.com

Analysts/Investors, please contact:

Preston Romm, Iomega Corporation, (858) 314-7188, romm@iomega.com

FOR IMMEDIATE RELEASE

IOMEGA REPORTS FIRST QUARTER FINANCIAL RESULTS

SAN DIEGO, April 26, 2007 – Iomega Corporation (NYSE: IOM) today reported net revenue of $76.0 million and a net profit of $1.1 million, or $0.02 per diluted share, for the quarter ended April 1, 2007. In comparison, first quarter 2006 net revenue was $59.1 million with a net loss of $4.2 million, or $(0.08) per share. First quarter net revenue increased $16.9 million, or 29%, from the same quarter last year primarily due to a $21.0 million increase in Consumer Storage Solutions revenue, partially offset by a $6.1 million expected decrease in Zip® revenue.

Gross margin for first quarter 2007 was $14.3 million, or 18.8%, as compared to first quarter 2006 gross margin of $11.8 million, or 20.0%. The decrease in the gross margin percentage from first quarter 2006 was primarily due to the expected decline in Zip revenue, partially offset by new lower cost external HDD products, supply chain improvements and other cost reductions.

Pre-tax profit from continuing operations for first quarter 2007 was $1.4 million, as compared to a first quarter 2006 pre-tax loss from continuing operations of $5.6 million.

Non-GAAP, pre-tax profit from continuing operations was $3.0 million for first quarter 2007, excluding a non-cash goodwill impairment charge of $1.7 million and a restructuring benefit of less than $0.1 million. This compares to a first quarter 2006 non-GAAP, pre-tax loss from continuing operations of $1.2 million, when excluding a $3.1 million non-cash goodwill impairment charge, $0.3 million of restructuring charges, and a $1.0 million severance charge relating to the departure of the prior chief executive officer.

Cash, cash equivalents and temporary investments at April 1, 2007 amounted to $76.8 million, an increase of $8.7 million from year end. This increase was a result of our profitability and collections from the seasonally strong fourth quarter, offset by a previously accrued, one-time $1.3 million cash payout to exit a lease on an unused facility in Utah.

“I am pleased with our financial and operational results in the first quarter. We exceeded our revenue goal and continued the strong momentum in our HDD business” said Jonathan Huberman, Vice Chairman and CEO. “This is our third consecutive quarter of profitability and second consecutive quarter of year-over-year revenue growth. I’m particularly pleased with our positive cash flow of $8.7 million during the quarter as proof that our business model is working.”

Mr. Huberman continued, “As we look to the remainder of 2007, our goals remain:

1.	To continue to grow and deliver sustained profitability,
2.	To further increase the size of our external HDD business,
3.	To continue to penetrate the high-growth NAS market with new products,
4.	To ramp the REV 70GB Backup Drive and push for broad market adoption,
5.	To grow our managed services business, and
6.	To continue to seek opportunities to leverage Iomega’s assets.”

Conference Call Information

As previously announced, Iomega will host a conference call with simultaneous audio webcast beginning at 4:30 p.m. Eastern Time today to discuss Iomega's first quarter financial results and management’s goals and outlook. The webcast may be accessed at http://www.iomega.com and will be available for replay through the close of business on May 10, 2007.

About Iomega

Iomega Corporation, headquartered in San Diego, is a worldwide leader in innovative storage and network security solutions for small and mid-sized businesses, consumers and others. The Company has sold more than 350 million digital storage drive and disks since its inception in 1980. Today, Iomega’s product portfolio includes industry leading network attached storage products, external hard drives, and its own award-winning removable storage technology, the REV® Backup Drive. OfficeScreen®, Iomega’s managed security services, which are available in the U.S. and select markets in Europe, provide enterprise quality perimeter security and secure remote network access for SMBs, which help protect small enterprises from data theft and liability. To learn about all of Iomega’s digital storage products and managed services solutions, please go to the Web at www.iomega.com. Resellers can visit Iomega at www.iomega.com/ipartner.

Special Note Regarding Forward-Looking Statements

Statements contained in this release regarding the Company’s business goals for 2007, and any other statements that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are based upon information available to us as of April 26, 2007; and we disclaim any intention or obligation to update any such statements. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include losses of key personnel; lower than anticipated sales of our products; any inability or failure to improve REV product sales, or to stabilize or improve HDD product gross margins; unexpected technical, manufacturing, or supply issues with our products; any inability to achieve a competitive cost structure; competition; any inability to maintain stringent quality assurance standards and customer satisfaction; difficulties in identifying and completing strategic opportunities to grow our business; intellectual property disputes; adverse final judgments in litigation; general economic and/or industry-specific conditions including significant changes in the landscape of data storage demand, pricing, or competition; faster than expected declines in Zip product sales and gross margins; and the other risks and uncertainties identified in the reports filed from time to time by Iomega with the U.S. Securities and Exchange Commission, including Iomega's most recent Annual Report on Form 10-K.

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Copyright© 2007 Iomega Corporation. All rights reserved. Iomega, Zip, REV, and OfficeScreen are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.

IOMEGA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS - QTD
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	Apr. 1,	% of	Apr. 2,	% of	Dec. 31,	% of
	2007	Sales	2006	Sales	2006	Sales
Sales	$75,984	100.0%	$59,081	100.0%	$76,226	100.0%
Cost of Sales	61,681	81.2%	47,280	80.0%	60,824	79.8%
Gross margin	14,303	18.8%	11,801	20.0%	15,402	20.2%

Operating Expenses:
Selling, general and administrative (1)	10,120	13.3%	12,460	21.1%	9,917	13.0%
Research and development	1,739	2.3%	2,567	4.3%	1,959	2.6%
License and patent fee income	(350)	(0.5%)	0	0.0%	0	0.0%
Goodwill impairment charge	1,710	2.3%	3,081	5.2%	793	1.0%
Restructuring charges (reversals)	(38)	(0.1%)	278	0.5%	(829)	(1.1%)
Total operating expenses	13,181	17.3%	18,386	31.1%	11,840	15.5%
Operating Income (Loss)	1,122	1.5%	(6,585)	(11.1%)	3,562	4.7%
Interest and other income and expense, net	255	0.3%	1,014	1.7%	752	1.0%
Income (Loss) From Continuing Operations Before Income Taxes	1,377	1.8%	(5,571)	(9.4%)	4,314	5.7%
Benefit (Provision) for Income Taxes	(228)	(0.3%)	1,402	2.4%	286	0.4%
Net Income (Loss) From Continuing Operations	1,149	1.5%	(4,169)	(7.1%)	4,600	6.0%
Income From Discontinued ByteTaxi, Inc. Operations (net of taxes) (2)	0	0.0%	0	0.0%	272	0.4%
Net Income (Loss)	$1,149	1.5%	($4,169)	(7.1%)	$4,872	6.4%

Net Income (Loss) Per Share	$0.02		($0.08)		$0.09
Diluted Income (Loss) Per Share	$0.02		($0.08)		$0.09
Weighted Average Common Shares Outstanding	54,733		51,649		54,730
Weighted Average Common Shares Outstanding - Assuming Dilution	54,979		51,649		55,191

(1) Q1 2006 includes $1.0 million of non-restructuring, severance related costs associated with prior CEO.
(2) Relates to the final payment from an escrow account associated with the ByteTaxi, Inc. sale.

PRODUCT SALES AND OPERATING INCOME (LOSS) - QTD
(In thousands)
(Unaudited)

	For the Three Months Ended
	Apr. 1,	% of	Apr. 2,	% of	Dec. 31,	% of
	2007	Sales	2006	Sales	2006	Sales
Sales:
Consumer Products:
Consumer Storage Solutions (1)	$52,489	69.1%	$31,532	53.4%	$52,150	68.4%
Zip	5,518	7.3%	11,643	19.7%	5,472	7.2%
Business Products:
REV	11,204	14.7%	10,779	18.2%	11,929	15.6%
Network Storage Systems (2)	4,738	6.2%	4,856	8.2%	5,093	6.7%
Services (3)	1,892	2.5%	115	0.2%	1,536	2.0%
Other Products	143	0.2%	156	0.3%	46	0.1%
Total Sales	$75,984		$59,081		$76,226

Product Operating Income (Loss):
Consumer Products:
Consumer Storage Solutions (1)	$354		($5,199)		$2,331
Zip (4)	355		1,059		1,510
Business Products:
REV	304		(1,616)		(1,198)
Network Storage Systems (2)	409		387		690
Services (3)	(520)		102		(464)
Other Products	182		(45)		(136)
Non-restructuring charge (5)	0		(995)		0
Restructuring (charges) reversals	38		(278)		829
Operating Income (Loss)	$1,122		($6,585)		$3,562

(1) Consumer Storage Solutions is comprised of hard disk, optical, floppy and flash drives.
(2) Includes Network HDD products beginning in Q2 2006 - previously classified in Consumer Storage Solutions. Prior period data has been reclassified for consistency.
(3) Includes the System Integration and Managed Services businesses of CSCI, Inc. since August 2006, when acquired. Also includes miscellaneous
Iomega services previously classified in Other Products. Prior period amounts have been reclassified for consistency.
(4) Q1 2007, Q1 2006 and Q4 2006 includes a $1.7 million, a $3.1 million and a $0.8 million goodwill impairment charge, respectively.
(5) Non-restructuring, severance related costs associated with prior CEO and recorded in SG&A in above income statement.

IOMEGA CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	Apr. 1,	Dec. 31,
	2007	2006
ASSETS:
Cash and cash equivalents	$66,856	$56,617
Restricted cash	88	88
Temporary investments	9,904	11,443
Total cash	76,848	68,148
Trade receivables, net	23,357	30,418
Inventories	41,482	42,593
Deferred income taxes	2,747	2,747
Other current assets	2,957	3,401
Total Current Assets	147,391	147,307
Property and equipment, net	5,761	6,553
Intangible and other assets	11,749	13,554
	$164,901	$167,414

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable	$35,330	$35,105
Income taxes payable	3,858	454
Other current liabilities	28,383	32,475
Total Current Liabilities	67,571	68,034
Deferred income taxes	6,075	9,573
Stockholders' equity	91,255	89,807
	$164,901	$167,414

CONDENSED STATEMENTS OF CASH FLOWS - YTD
(In thousands)
(Unaudited)

	For the Three Months Ended
	Apr. 1,	Apr. 2,
	2007	2006
Cash Flows from Operating Activities:
Net Income (Loss)	$1,149	($4,169)
Revenue and Expense Adjustments (1)	(745)	2,909
	404	(1,260)
Changes in Assets and Liabilities:
Trade receivables	7,325	6,036
Restricted cash	0	174
Inventories	901	1,291
Other current assets	444	(894)
Accounts payable	225	(8,671)
Accrued restructuring	(1,501)	(1,177)
Other current liabilities and income taxes	813	(3,144)
Net cash provided by (used in) operating activities	8,611	(7,645)

Cash Flows from Investing Activities:
Purchases of property and equipment	(117)	(165)
Proceeds from sales of assets	49	21
Sales of temporary investments	3,704	4,500
Purchases of temporary investments	(2,054)	(6,846)
Net change in other assets and other liabilities	44	0
Net cash provided by (used in) investing activities	1,626	(2,490)

Cash Flows from Financing Activities:
Proceeds from sales of Common Stock	2	21
Net cash provided by financing activities	2	21
Net Increase (Decrease) in Cash and Cash Equivalents	10,239	(10,114)
Cash and Cash Equivalents at Beginning of Period	56,617	70,943
Cash and Cash Equivalents at End of Period	$66,856	$60,829

(1) 2007 includes a $1.7 million non-cash, goodwill impairment charge. 2006 includes a $3.1 million non-cash, goodwill impairment charge.